STOCK PURCHASE AND CONTRIBUTION AGREEMENT

                    STOCK PURCHASE AND CONTRIBUTION AGREEMENT, dated as of October 10, 1996 (the "Agreement"), by and among UST Inc., a Delaware corporation ("UST"), UST Enterprises, Inc., a Delaware corporation ("Enterprises", and together with UST, the "Sellers"), W/F Investment Corp., a California corporation, or its nominee (the "Purchaser"), and Camera Platforms International, Inc., a Delaware corporation (the "Company").

                    This Agreement sets forth the terms and
          conditions upon which, among other things, (a) the Sellers are selling to the Purchaser, and the Purchaser is purchasing from the Sellers, an aggregate of 9,403,168 shares of Common Stock, par value $0.0005 per share (the "Common Stock"), of the Company (such 9,403,168 shares being referred to herein as the "Shares"), (b) the Purchaser is making a capital contribution of $191,783 to the Company, (c) the Purchaser has arranged a line of credit or other bank facility in the amount of $850,000 to be made available to the Company as of the Closing (a copy of such line of credit or other bank facility has been provided to the Company and UST), (d) UST has forgiven all debt for borrowed money owed to UST by the Company in excess of $250,000 and to defer repayment of such $250,000 for eighteen months and one day, (e) the Company has agreed to repay such $250,000, plus accrued interest, on the first day following the date that is eighteen months after the Closing, which amount shall constitute full satisfaction of the principal and interest due UST, and (f) UST has agreed to indemnify certain persons for certain claims arising with respect to the Company.

                    In consideration of the mutual agreements contained herein, the parties agree as follows:

                    1. Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties contained herein and the other actions being taken by the Purchaser and the Sellers hereunder, at the Closing described in
          Section 2 hereof, which is taking place concurrently with the execution and delivery of this Agreement, the Seller is selling, assigning, transferring and conveying to the Purchaser, and the Purchaser is purchasing from the Seller, all of the Shares for an aggregate purchase price of $94,032 (the "Purchase Price").

                    2. Closing; Deliveries at the Closing. At the closing of the sale and purchase of the Shares contemplated by Section 1 hereof (the "Closing"), (a) the Sellers are delivering to the Purchaser stock certificates representing all the Shares, together with stock powers duly executed to transfer to the Purchaser good, valid and marketable title to the Shares, (b) the Purchaser is delivering to the Sellers the Purchase Price by cashier's check, (c) the Purchaser is delivering to the Company a cashier's check in the amount of $191,783 as a contribution to capital, (d) the Purchaser is causing to be made available to the Company a line of credit or other bank facility in the amount of $850,000 for working capital purposes to be used exclusively by the Company (a portion of which may be held back by the Lender (as defined below) pending satisfaction of certain conditions) and (e) UST is providing a letter of credit to the Lender to secure certain of UST's indemnity obligations set forth in Section 9(a) hereof. The Closing shall be held at the offices of Weissmann, Wolff, Bergman, Coleman & Silverman, 9665 Wilshire Boulevard, Suite 900, Beverly Hills, California, concurrently with the execution and delivery of this Agreement by each party hereto.

                    3.   Outstanding UST Indebtedness.

                    (a) The Sellers have (i) forgiven, prior to the Closing, in consideration of the Purchaser's and the Company's willingness to enter into this Agreement, all debt for borrowed money (including accrued interest) owed by the Company to the Sellers or their affiliates in excess of $250,000 and (ii) agreed to defer repayment of such $250,000 for eighteen months and one day. In consideration of the foregoing, the Company hereby agrees to repay, on the first day following the date that is eighteen months after the Closing, such $250,000 plus accrued interest from the date of the Closing to the date of payment. Interest shall be calculated using the prime rate as set by the Bank of Boston from time to time.
          Such payment, which shall be made by delivery to UST of a cashier's check for the full amount due, shall be in full satisfaction of all indebtedness (including principal and interest) owed by the Company to the Sellers.

                    (b)  UST recognizes that the Company's
          obligations under the preceding subsection (a) (the "UST Obligations") shall be subordinated in right of payment to the Company's obligations to the Lender (as such term is defined in Section 9(a) hereof) under the credit facility extended by the Lender to the Company (the "Facility"). In furtherance of the foregoing, UST and the Company acknowledge and agree, for the benefit of the Lender, that during the existence of an Event of Default under the Facility relating to the payment of money, the Company shall not pay or repay the UST Obligations, and, at any such time, the Company's obligation to pay the UST Obligations shall be subordinated and junior to the prior payment in full of all of the Company's obligations (including post-petition interest) to the Lender under the Facility, such subordination to remain in effect before, during and after any bankruptcy, reorganization or other insolvency proceeding affecting the Company. In addition, UST agrees not to take, at any such time, any action to enforce or obtain payment of the UST Obligations in contravention of the foregoing subordination provisions, and, should it receive any such payment, it shall promptly pay same over to the Lender. The provisions of this subsection (b) may not be changed or modified without the prior written consent of the Lender. For purposes of this Agreement, "Facility" shall include, without limitation, (i) all extensions, modifications, amendments and supplements to the Facility (including, but not limited to, any increases in the amount of the Facility) and (ii) all fees, costs and expenses owing by the Company to Lender in connection with the Facility. The UST Obligations shall remain subordinate to the Facility regardless of whether Lender extends, modifies, amends, supplements, increases the amount of, and/or accepts or releases collateral for the Facility from time to time.

                    4.  Representations and Warranties of the
          Sellers. The Sellers represent and warrant to the Purchaser and the Company as follows:

                         (a)  The Sellers have the requisite
          corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

                         (b)  the Sellers are corporations duly
          organized, validly existing and in good standing under the laws of the State of Delaware;

                         (c)  this Agreement has been duly and
          validly authorized, executed and delivered by the Sellers, and constitutes a valid and binding obligation of each of the Sellers, enforceable against each in accordance with its terms;

                         (d)  the Sellers are the beneficial owner
          of, and have good and marketable title with respect to, all the Shares, and there exist no liens, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature ("Liens") affecting the Shares;

                         (e)  upon transfer to the Purchaser by the
          Sellers of the Shares at the Closing, the Purchaser will have good and marketable title to the Shares, free and clear of all Liens;

                         (f)  the execution of this Agreement by
          the Sellers does not, and the performance by the Sellers of their obligations hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which either Seller is a party or by which either Seller is bound or any judgment, decree or order applicable to either Seller; and

                         (g)  neither the execution and delivery of
          this Agreement nor the performance by either Seller of its obligations hereunder will violate any provision of law applicable to either Seller or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to either Seller other than notices or filings pursuant to the federal securities laws or the rules and regulations of the New York Stock Exchange, Inc. (the "NYSE") or the National Association of Securities Dealers (the "NASD").

                    5.  Representation and Warranties of the
          Company. The Company represents and warrants to the Sellers and the Purchaser as follows:

                         (a)  The Company has the requisite
          corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

                         (b)  the Company is a corporation duly
          organized, validly existing and in good standing under the laws of the State of Delaware;

                         (c)  this Agreement has been duly and
          validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms;

                         (d)  the execution of this Agreement by
          the Company does not, and the performance by the Company of its obligations hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound or any judgment, decree or order applicable to the Company; and

                         (e)  neither the execution and delivery of
          this Agreement nor the performance by the Company of its obligations hereunder will violate any provision of law applicable to the Company or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to the Company other than notices or filings pursuant to the federal securities laws or the rules and regulations of the NYSE or the NASD.

                    6.  Representation and Warranties of the
          Purchaser. The Purchaser represents and warrants to the Sellers and the Company as follows:

                         (a)  The Purchaser has the requisite
          corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

                         (b)  the Purchaser is a corporation duly
          organized, validly existing and in good standing under the laws of the State of California;

                         (c)  this Agreement has been duly and
          validly authorized, executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms;

                         (d)  the execution of this Agreement by
          the Purchaser does not, and the performance by the Purchaser of its obligations hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Purchaser is a party or by which the Purchaser is bound or any judgment, decree or order applicable to the Purchaser;

                         (e)  neither the execution and delivery of
          this Agreement nor the performance by the Purchaser of its obligations hereunder will violate any provision of law applicable to the Purchaser or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to the Purchaser other than notices or filings pursuant to the federal securities laws or the rules and regulations of the NYSE or NASD;

                         (f)  the Purchaser (i) acknowledges that
          it has reviewed the public filings of the Company and has been given an opportunity to conduct due diligence and ask questions of management of the Company and
          (ii) recognizes that (w) the offer and sale of the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), (x) the Shares are being acquired by the Purchaser for its own account and without a view towards distribution or resale in violation of the Securities Act, (y) the Shares must be held indefinitely and the Purchaser must continue to bear the economic risk of the investment in the Shares unless the offer and sale of such Shares is subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available, and (z) a notation shall be made in the appropriate records of the Company indicating that the Shares are subject to restrictions on transfer and appropriate stop-transfer instructions will be issued to the Company's transfer agent with respect to the Shares; and

                         (g)  the Purchaser acknowledges that
          neither the Sellers nor the Company are making any representation or warranties to the Purchaser, except as specifically set forth herein.

                    7. Guarantees. The Company agrees to use its reasonable efforts to insure that neither Sellers nor their respective affiliates, officers and/or directors will have any liability under the Distributorship Agreement with Panther GmbH and acknowledges its responsibility to indemnify, defend and hold harmless the Sellers and their respective affiliates, directors and officers from any liabilities, losses, damages, costs and expenses resulting from any and all claims that arise out of any minimum purchase guarantees thereunder.

                    8.  Additional Capital Contribution.  The
          Purchaser shall make an additional contribution to the capital of the Company in the amount of $107,000 (without receiving any additional shares in consideration therefor) at such time as the Company shall have resolved with the appropriate authorities of the State of California the Company's prior violations of California emission laws (as described on pages 6 and 7 of the Company's most recent Annual Report on Form 10-K), provided that any such resolution does not, and is not reasonably expected to, have a material adverse effect on the Company. The incurrence of expenses and/or fines in an aggregate amount not to exceed $125,000 to resolve such matters and retrofit the Company's camera trucks in connection with any such resolution shall not be deemed to constitute a material adverse effect for purposes of this Section.

                    9.  Indemnification.

                         (a)  The parties acknowledge that on
          August 7, 1996, certain shareholders of the Company filed a shareholders' derivative action against the Company and certain past and present officers and directors of the Company. That action, entitled Fred Neva et al. v. Camera Platforms International, Inc. et al. (the "Action"), was filed in the United States District Court for the District of Minnesota, and bears Case No. 4-96 CIV. 776. UST hereby agrees to indemnify, defend and hold harmless the Company, the Purchaser, its current lender, Foothill Capital Corporation, and any successor lender (collectively, the "Lender"), the officers and directors of the Company and the Lender, the current and future officers and directors of the Purchaser, the respective shareholders, employees and representatives of the Purchaser and the Lender, and all or any assignees of or participants with the Lender (singularly, an "Indemnified Party," and collectively, the "Indemnified Parties"), from and against any and all claims, cross-claims, losses, judgments, damages, liabilities, demands, deficiencies, deductibles, costs and expenses (including, without limitation, attorneys fees, court costs and any legal or other expenses for investigating or defending) (collectively, "Losses") incurred by the Indemnified Parties in connection with or as a result of (i) the Action (including, with respect to the Company, as a result of any obligation which the Company shall have to indemnify any of its officers and/or directors), or (ii) any other action or claim (whether or not related to the Action) brought, and/or threatened to be brought, by any shareholder of the Company as a result of or in connection with any acts or omissions of the Company and/or its officers and directors at any time prior to the Closing, whether brought before or after the Closing (each of the foregoing shall hereinafter be known, singularly, as an "Indemnified Matter," and collectively, the "Indemnified Matters"). In light of the foregoing, UST shall be entitled to select counsel (after consultation with the Company) to defend any Indemnified Matter and control the defense thereof; and the Company shall cooperate with such counsel in the defense of such Indemnified Matter, including by using its reasonable efforts to make available any of its employees as and to the extent required. UST also shall be entitled to settle an Indemnified Matter on behalf of the Company (after consultation with the Company), provided that any such settlement involves only the payment of money to be paid by UST and does not involve any payment or any form of equitable relief involving or affecting the Company. In connection with any such settlement, UST shall use reasonable efforts to obtain a release of the Indemnified Parties from any liabilities arising under the action being settled. An Indemnified Party may participate with counsel of its choice in the defense of any Indemnified Matter at its own cost (or with respect to the Lender, at UST's cost, if the Lender shall have been named a party), provided that counsel selected by UST shall be lead counsel and counsel appointed by an Indemnified Party shall cooperate in good faith with counsel selected by UST. In addition, UST shall be entitled to any insurance proceeds from and to the extent of any insurance policies maintained by UST covering any payments made by UST pursuant to this Section 9. In the event that counsel selected by UST shall fail to defend an Indemnified Matter in good faith, then the Indemnified Parties shall have the right to incur such costs and expenses as they shall deem necessary or advisable, in their sole discretion, to protect their own interests (including without limitation settling claims in the Indemnified Matter), and to recover such costs and expenses, including attorney's fees, from UST under this section. The parties further acknowledge that so long as any monies are owed by the Company to the Lender, the Company shall not waive any of its or the Lender's rights under this Section 9 without the prior written consent of the Lender. If a court should determine this indemnification to be unenforceable, then the Indemnified Parties shall have rights of implied indemnity, equitable indemnity and/or contribution against UST to the fullest extent permissible under applicable law, provided that such rights do not expand the indemnification that such Indemnified Parties would otherwise have been entitled from UST.

                         (b)  UST acknowledges that the Lender has
          expressed some concern with respect to the effect that any judgment entered in the Action which is not satisfied by UST in accordance with the preceding subsection (a) may have on the Company's ability to satisfy its obligations to the Lender under the Facility. In order to provide comfort to the Lender with respect to UST's indemnity obligations pursuant to the preceding subsection (a), UST is providing a letter of credit to the benefit of the Lender issued by Bank of Boston in the aggregate amount of $850,000. The Lender agrees to return to UST the letter of credit, along with a letter duly executed by an officer of the Lender addressed to Bank of Boston that instructs Bank of Boston to cancel the letter of credit, upon the earliest to occur of the following events: (i) the Action is dismissed with prejudice or without prejudice if the Action is not recommenced within ninety (90) days following any such dismissal without prejudice, (ii) any judgement entered in the Action is satisfied, (iii) any loans made to the Company by the Lender are paid off in full and the Facility shall have been terminated or (iv) the Lender consents. The Lender may draw upon the letter of credit in an amount sufficient to satisfy all unpaid amounts outstanding under the Facility upon the entry of any judgment in the Action requiring the payment of money and the satisfaction of the following conditions: (i) 30 consecutive days shall have elapsed without such judgment having been stayed, discharged, paid, bonded or vacated;
          (ii) the Lender shall have declared all amounts outstanding under the Facility to be due and payable, and
          (iii) the Company shall have failed to discharge its obligations under the Facility within 15 days of receiving any notice from the Lender so declaring all such amounts due and payable. To draw upon the letter of credit, the Lender shall present to the Bank of Boston
          (a) the letter of credit, and (b) a statement duly executed by an officer of the Lender stating (i) that the conditions to drawing set forth in Section 9(b) of the Agreement have been satisfied, (ii) the amount of any and all unpaid obligations under the Facility, and (iii) that the Lender has provided a copy of such statement to UST at least three business days in advance of it having been presented to Bank of Boston. UST shall maintain the letter of credit (or a substitute letter of credit) until such time as the Lender shall be required to return such letter of credit pursuant to the second sentence of this subsection (b); provided, however, that the amount of the letter of credit may be reduced from time to time to correspond to any reduction in the amount that the Lender is committed to provide to the Company under the Facility. The provisions of this subsection (b) shall not limit any rights which the Lender may have under the preceding subsection (a).

                         (c)  In consideration for UST's
          willingness to provide the indemnity and the letter of credit, W/F Investment Corp. agrees to reimburse UST for the costs of obtaining and maintaining the letter of credit. In addition, the Company agrees to reimburse UST for any amounts drawn under the letter of credit, net of any amounts which UST may owe the Company under the preceding subsection (a).

                    10.  Further Assurances, etc.  Following the
          Closing, the Sellers will provide the Purchaser with all additional instruments of conveyance, assignment, transfer and delivery which may reasonably be requested by the Purchaser and will take all reasonable further steps requested by the Purchaser to enable the Purchaser to obtain all rights and benefits provided it hereunder.

                    11. Expenses. All fees and expenses incurred by any of the parties hereto shall be borne by the party incurring such fees and expenses. All sales, transfer or other similar taxes payable in connection with this Agreement will be borne by the party incurring such taxes, except that the Seller shall be responsible for all stock transfer taxes with respect to the transactions contemplated hereby.

                    12. Brokerage. Each of the Purchaser and the Sellers represents and warrants to the other and the Company that the negotiations relevant to this Agreement have been carried on by each of the Purchaser, on the one hand, and the Sellers, on the other hand, directly with the other, and that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Allen/Gordon and Associates has asserted a claim for a commission, which is disputed, but which shall be the sole responsibility of Purchaser. The Purchaser, on the one hand, and the Sellers, on the other hand, agree to indemnify and hold harmless the other and the Company from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of any written or oral agreement entered into by it.

                    13.  Severability.  If any term, provision,
          covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions will remain in full force and effect and will in no way be affected, impaired or invalidated.

                    14.  Miscellaneous.

                         (a)  This Agreement constitutes the entire
          agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement.

                         (b)  This Agreement shall inure to the
          benefit of and be binding upon the parties hereto and their successors and assigns.

                         (c)  Section headings contained in this
          Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                         (d)  This Agreement may be executed in
          counterparts, each of which shall, when executed, be deemed to be an original, and both of which shall be deemed to be one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

                         (e)  This Agreement shall be governed by
          and construed and enforced in accordance with the substantive laws of the State of California, without reference to the conflict of laws principles thereof.

                         (f)  All notices and other communications
          under this Agreement shall be in writing and delivery thereof shall be deemed to have been made either (i) if mailed, when received, or (ii) when transmitted by hand delivery, telegram, telex, or facsimile transmission, to the party entitled to receive the same at the addresses indicated below or at such other address as such party shall have specified by written notice to the other parties hereto given in accordance herewith:


                         (i)  If to the Sellers:

                              UST Inc.
                              100 West Putnam Avenue
                              Greenwich, Connecticut   06830
                              Attention:  Corporate Secretary

                              with a copy to:

                              Skadden, Arps, Slate, Meagher & Flom
                              919 Third Avenue
                              New York, New York  10022-9931
                              Attention:  David J. Friedman, Esq.

                         (ii) If to the Purchaser:

                              W/F Investment Corp.
                              1900 Avenue of the Stars, Suite 2410
                              Los Angeles, California  90067
                              Attention:  William O. Fleischman

                              with a copy to:

                              Fleischman & Schelberg
                              1900 Avenue of the Stars, Suite 2410
                              Los Angeles, California  90067
                              Attention:  Kenneth J. Schelberg, Esq.

                    (iii)     If to the Company:

                              Camera Platforms International,
                               Inc.
                              28145 Avenue Crocker
                              Valencia, California  91355-3458
                              Attention:  President

                              with a copy to:

                              Weissmann Wolff Bergman Coleman &
                               Silverman
                              Suite 900
                              9665 Wilshire Boulevard
                              Beverly Hills, California  90212
                              Attention:  Daniel H. Wolff, Esq.


                    IN WITNESS WHEREOF, and intending to be legally bound hereby, the Purchaser, the Sellers and the Company have executed or caused this Agreement to be executed on the date first above written.

                                        UST INC.

                                        By   /s/  John J. Bucchignano
                                           Name:  John J. Bucchignano
                                           Title: Executive Vice President
                                                  and Chief Financial Officer

                                        UST ENTERPRISES INC.

                                        By   /s/  John J. Bucchignano
                                           Name:  John J. Bucchignano
                                           Title: Executive Vice President
                                                  and Chief Financial Officer

                                        CAMERA PLATFORMS
                                          INTERNATIONAL, INC.

                                        By   /s/  Ronald J. Riddle
                                           Name:  Ronald J. Riddle
                                           Title: Treasurer and Controller

                                        SHOTMAKER ACQUISITION CORP., as
                                           nominee of
                                        W/F INVESTMENT CORP.

                                        By   /s/  William O. Fleischman
                                           Name:  William O. Fleischman
                                           Title: Chairman of the Board


          For purposes of Sections 3(b) and
          9(b) of this Agreement, and intending
          to be legally bound hereby, the
          undersigned hereby executes this
          Agreement as of the date first
          written above:

          FOOTHILL CAPITAL CORPORATION

          By:   /s/ Pamela S. Ferro
             Name:  Pamela S. Ferro
             Title: Vice President